Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES SECOND QUARTER EARNINGS

CRESTVIEW HILLS, KENTUCKY, July 21, 2006 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc., today reported its earnings for the second quarter and the six months ended June 30, 2006. For the second quarter and the first six months of 2006, the Company reported a decrease in diluted net income per share of 7% and 9% respectively, as compared to the same periods in 2005. Contributing to the decrease was the recording of stock option expense of $250,000 and $490,000 respectively, in the second quarter and first six months of 2006 in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“FAS 123(R)”), adopted on January 1, 2006. For comparison purposes, applying the new standards of FAS 123(R) to the second quarter and the six months ended June 30, 2005 would have resulted in recording stock option compensation expense of $201,000 and $397,000 respectively. When the second quarter and the six months ended June 30, 2005 are adjusted for this additional expense, diluted earnings per share would have been $.41 and $.81 per share respectively, which is equal to the diluted earnings per share for the second quarter of 2006 and 2% above the diluted earnings per share for the six months ended June 30, 2006.

A summary of the Company’s results follows:

Second Quarter ended June 30,	2006	2005	Change
Net income	$2,380,000	$2,615,000	(9)%
Net income per share, basic	$0.41	$0.44	(7)%
Net income per share, diluted	$0.41	$0.44	(7)%

Six Months ended June 30,	2006	2005	Change
Net income	$4,646,000	$5,160,000	(10)%
Net income per share, basic	$.79	$.87	(9)%
Net income per share, diluted	$.79	$.87	(9)%

Net interest income increased $306,000 or 4% in the second quarter of 2006, as compared to the same period in 2005, while the net interest margin decreased from 4.15% in the second quarter of 2005 to 3.94% in the second quarter of 2006. The increase in net interest income was the result of the growth in earnings assets by $74 million, as compared to the second quarter of 2005, while the reduction in the net interest margin was the result of the mix of assets added and the flattening yield curve. The mix of the $74 million of earning assets added since the second quarter of 2005 consisted of $39 million in higher yielding loans and $35 million in lower yielding overnight investments and securities. On a consecutive quarter basis, net interest income increased $384,000 or 5% from the first quarter of 2006 and the net interest margin improved 12 basis points, from 3.84 % to 3.94%.

Non-interest income increased 10% ($234,000) in the second quarter of 2006, as compared to the same period in 2005, while non-interest expense increased 17% ($1,084,000) from the same period last year. Contributing to the increase in non-interest income was service charges and fees (up $137,000, 13%). Contributing to the increase in service charge income was increased revenue from cash management products. The largest increases in non-interest expense were salaries and employee benefits expense, which increased $711,000 or 24%, and included the additional compensation cost of $250,000 for stock options.

Total assets were $957 million at the end of the second quarter of 2006, which was $84 million or 10% higher than the same date a year ago. Total loans, securities and federal funds grew $54 million, $13 million and $3 million respectively, or 7%, 22% and 100% respectively from June 30, 2005. The growth in assets was funded by an increase in deposits of $68 million or 9%, borrowings of $9 million or 18%, and stockholders’ equity of $6 million or 7%.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	Second Quarter Comparison				Six months ended June 30, Comparison
	6/30/06	6/30/05	% Change		2006	2005	% Change
Income Statement Data
Net interest income	$8,543	$8,237	4%		$16,702	$16,148	3%
Provision for loan losses	400	475	(16)%		800	825	(3)%
Service charges on deposit accounts	1,229	1,092	13%		2,358	1,883	25%
Gains on the sale of mortgage loans	220	276	(20)%		459	451	2%
Other non-interest income	1,125	972	16%		2,205	1,927	14%
Salaries and employee benefits expense	3,718	3,007	24%		7,335	5,764	27%
Occupancy and equipment expense	1,018	987	3%		1,997	1,928	4%
Other non-interest expense	2,558	2,216	15%		4,860	4,217	15%
Net income	2,380	2,615	(9)%		4,646	5,160	(10)%
Per Share Data
Basic earnings per share	$0.41	$0.44	(7)%		$.79	$.87	(9)%
Diluted earnings per share	0.41	0.44	(7)%		.79	.87	(9)%
Cash dividends declared	0.00	0.00	00%		0.18	0.14	29%
Earnings Performance Data
Return on equity	11.73%	13.74%	(201	)bps	11.55%	13.78%	(223	)bps
Return on assets	1.00%	1.20%	(20	)bps	.98%	1.19%	(21	)bps
Net interest margin	3.94%	4.15%	(21	)bps	3.88%	4.12%	(24	)bps

					6/30/06	6/30/05	% Change
Balance Sheet Data
Investments					$72,801	$59,468	22%
Total loans					787,807	733,579	7%
Allowance for loan losses					7,650	7,364	4%
Total assets					957,144	872,841	10%
Total deposits					808,068	740,192	9%
Total borrowings					58,485	49,675	18%
Stockholders’ equity					82,895	77,230	7%
Asset Quality Data
Allowance for loan losses to total loans					.97%	1.00%
Non-performing loans to total loans					.77%	.94%
Annualized charge-offs to average loans					.20%	.19%

	Five-Quarter Comparison
	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05
Income Statement Data
Net interest income	$8,543	$8,159	$8,159	$8,316	$8,237
Provision for loan losses	400	400	350	650	475
Service charges and fees	1,229	1,129	1,184	1,230	1,092
Gains on the sale of mortgage loans	220	239	225	289	276
Other non-interest income	1,125	1,080	900	996	972
Salaries and employee benefits expense	3,718	3,617	3,147	3,317	3,007
Occupancy and equipment expense	1,018	979	971	982	987
Other non-interest expense	2,558	2,302	2,546	2,289	2,216
Net income	2,380	2,266	2,499	2,468	2,615
Per Share Data
Basic earnings per share	$0.41	$0.39	$0.42	$0.42	$0.44
Diluted earnings per share	0.41	0.38	0.42	0.42	0.44
Cash dividends declared	0.00	0.18	0.00	0.16	0.00
Earnings Performance Data
Return on equity	11.73%	11.37%	12.43%	12.52%	13.74%
Return on assets	1.00%	.97%	1.06%	1.11%	1.20%
Net interest margin	3.94%	3.82%	3.77%	4.07%	4.15%

	6/30/06	3/31/06	12/31/05	9/30/05	6/30/05
Balance Sheet Data
Investments	$72,801	$106,153	$94,375	$62,569	$59,468
Total loans	787,807	746,211	731,059	730,859	733,579
Allowance for loan losses	7,650	7,389	7,581	7,581	7,364
Total assets	957,144	951,432	957,338	896,859	872,841
Total deposits	808,068	827,719	831,110	770,414	740,192
Total borrowings	58,485	35,534	38,516	40,976	49,675
Stockholders’ equity	82,895	80,528	80,447	78,467	77,230
Asset Quality Data
Allowance for loan losses to total loans	.97%	.99%	1.04%	1.04%	1.00%
Non-performing loans to total loans	.77%	1.22%	1.24%	.96%	.94%
Annualized charge-offs to average loans	.20%	.33%	.20%	.20%	.19%

About BKFC

BKFC, a bank holding company with assets of approximately $957 million, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-seven branch locations and thirty-six ATMs in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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